Exhibit 10.19

203-304-P-A

LICENSE AGREEMENT

This Agreement is entered into as of 23 July 2007 (“Effective Date”), by and between AIR PRODUCTS AND CHEMICALS, INC. (“AIR PRODUCTS”), a corporation organized and existing under the laws of the State of Delaware and having its principal office at 7201 Hamilton Boulevard, Allentown, PA 18195, and INOGEN, INC. (“INOGEN”), a corporation organized under the laws of the State of Delaware and having a place of business at 326 Bollay Drive, Goleta, CA 93117.

WHEREAS, AIR PRODUCTS and INOGEN have entered into a Confidential Disclosure Agreement having an effective date of 6 November 2006, referred to herein as “CDA”.

WHEREAS, AIR PRODUCTS has developed and acquired AP Technology for a portable medical oxygen concentrator, some of which AIR PRODUCTS has disclosed to INOGEN under the terms of the CDA;

WHEREAS, AIR PRODUCTS agrees to provide Technical Support to INOGEN for two years;

WHEREAS, INOGEN plans to use AP Technology and AIR PRODUCTS’ Technical Support for new product development or to make improvements to INOGEN’s existing products;

WHEREAS, INOGEN desires to exclusively license AP Technology in the Field;

WHEREAS, AIR PRODUCTS is under no obligation to a third party that would interfere with AIR PRODUCTS entering into this Agreement, and complying with all the terms and conditions of this Agreement;

WHEREAS, INOGEN is under no obligation to a third party that would interfere with INOGEN entering into this Agreement and complying with all the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

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1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1, or the meaning ascribed to them in the referenced Section.

1.1 Affiliate — as to either Party, means any other person or party which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Party. For purposes of this definition, control shall mean the power to direct or cause the direction of the management and policies of a Party, either by ownership of voting stock, by contract or otherwise.

1.2 AP Developed Technology — means Developed Technology that is created solely by employees, agents or contractors of AIR PRODUCTS with obligations to assign their rights to AIR PRODUCTS.

1.3 AP Technology — means the patents and patent applications and their foreign equivalents listed in Appendix A, including any divisionals, re-exams, continuations, continuations-in-part, reissues, renewals and extentions of those patents and patent applications, and the Know How listed in Appendix B. Know How disclosed by AIR PRODUCTS to INOGEN after the Effective Date shall be reduced to writing and added to Appendix B. Notwithstanding anything to the contrary in this Agreement, except for the Prototype described in Appendix B, disclosures of Know How after the Effective Date of this Agreement shall be made at AIR PRODUCTS’ discretion.

1.4 Contact Persons — means the individual employees identified in Section 8.

1.5 Developed Technology — means any Technology created after the Effective Date of the CDA that is an Improvement to AP Technology.

1.6 Field — means the oxygen concentrator market for human respiratory use, wherein the oxygen concentrator produces up to 10 liters/minute oxygen-rich gas with an oxygen content of less than 96% by volume of the oxygen-rich gas.

1.7 Improvement — means a patented invention or idea, the practice of which infringes or would infringe one or more claims of the patents or patent applications (if issued) that are part of AP Technology.

1.8 INOGEN Developed Technology — means Developed Technology that is created solely by employees, agents or contractors of INOGEN.

1.9 Jointly Developed Technology — means Technology that is conceived by at least one employee, agent or contractor of each of the Parties.

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1.10 Party or Parties — means either or both of AIR PRODUCTS and INOGEN.

1.11 Technology — means any invention, design, method, material, process, formula, know-how, algorithms, copyrightable works, whether patentable or not, or patented or not, and all intellectual property rights thereto and therein.

1.12 Term — defined in Section 12 herein.

1.13 Territory — means worldwide.

2. LICENSE

2.1 For the Term of this Agreement and subject to the terms and conditions of this Agreement, AIR PRODUCTS grants to INOGEN and its Affiliates a revocable, nontransferable, exclusive license to AP Technology with the right to grant sublicenses thereunder, to make, have made, use, sell, have sold, import and have imported products and processes inside the Field and within the Territory.

2.2 For the Term of this Agreement, as long as the license grant in Section 2.1 remains an exclusive license, AIR PRODUCTS grants to INOGEN and its Affiliates an exclusive revocable, nontransferable license to AP Developed Technology with the right to grant sublicenses thereunder, to make, have made, use, sell, have sold, import and have imported products and processes inside the Field and within the Territory. For the Term of this Agreement, if the license granted in Section 2.1 becomes a nonexclusive license, then the exclusive license that AIR PRODUCTS granted to INOGEN and its Affiliates to AP Developed Technology (in the first sentence of this Section 2.2) shall become a non-exclusive license.

2.3 AIR PRODUCTS shall maintain the patents and patent applications listed in Appendix A for the Term of the Agreement while the license in Section 2.1 remains exclusive; however, AIR PRODUCTS does not guarantee that any or all of the pending patent applications and/or pending claims in those patent applications will issue as patents. AIR PRODUCTS agrees to prosecute the pending applications listed in Appendix A through to a final rejection in the USPTO, or equivalent in another patent office, but shall not be obligated to continue the prosecution of a patent application after receipt of a final rejection, or equivalent, from any patent office. The foreign prosecution of the pending foreign patent applications listed in Appendix A shall be done solely within AIR PRODUCTS’ discretion.

2.4 The aforesaid license grants of Section 2.1 and 2.2 are subject to the rest of the terms and conditions of this License Agreement and a reserved nonexclusive right of AIR PRODUCTS to AP Technology and AP Developed Technology inside the Field, within the Territory, for research and development purposes. As further consideration for AIR

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PRODUCTS to disclose and license the AP Technology and AP Developed Technology to INOGEN, INOGEN warrants and represents that INOGEN will not use AP Technology and AP Developed Technology for any purpose other than in furtherance of improving, making, having made, using, selling, having sold, importing and/or having imported products and processes in the Field. Any unauthorized use hereunder shall constitute a material breach of this Agreement.

2.5 INOGEN grants to AIR PRODUCTS and its Affiliates a paid-up, royalty-free, perpetual, irrevocable, nonexclusive license to Jointly Developed Technology that is owned by INOGEN, and INOGEN Developed Technology, with the right to sublicense, to make, have made, use, sell, have sold, import and have imported products and processes, outside the Field and inside the Territory.

3. CONSIDERATION

3.1 In consideration of the licenses granted in Section 2 to INOGEN, INOGEN shall pay to AIR PRODUCTS ten thousand US dollars (US $10,000) due at the time of executing this Agreement.

3.2 Further, in consideration of the licenses granted in Section 2 to INOGEN, INOGEN shall issue and grant to AIR PRODUCTS 3,424,658 shares of INOGEN’s Series D Convertible Preferred Stock (the “Shares”). Simultaneously with the execution of this Agreement, INOGEN shall cause AIR PRODUCTS to become party to a Joinder Agreement in the form attached hereto as Exhibit A (the “Joinder Agreement”), pursuant to which Air Products shall become a party to that certain Fifth Amended and Restated Investors’ Rights Agreement, Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, and the Fourth Amended and Restated Voting Agreement (collectively, the “Investor Agreements”), each of which is attached hereto as Exhibit B, and pursuant to which AIR PRODUCTS will obtain certain investor rights (such as registration, information, right of first refusal and co-sale, drag-along, and other rights as described therein). INOGEN hereby represents and warrants to AIR PRODUCTS that the statements in the following subsections of this Section 3.2 are all true and correct as of the date hereof:

3.2.1. Immediately prior to the consummation of the transactions contemplated hereby, the authorized and outstanding capital stock of the Company will consist of the following:

(a) A total of 100,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of which 7,134,254 shares are issued and outstanding.

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(b) A total of 84,269,152 shares of preferred stock, $0.001 par value per share, of which (i) 2,000,000 shares are designated as Series A Preferred Stock, all of which are issued and outstanding; (ii) 12,765,693 shares are designated as Series B Preferred Stock, 12,692,823 of which are issued and outstanding; (iii) of which 11,508,230 shares are designated as Series C Preferred Stock, 10,238,908 of which are issued and outstanding; and (iv) of which 48,582,878 shares are designated as Series D Preferred Stock, 41,192,635 of which are issued and outstanding and (v) 9,412,351 shares are designated as Series D-1 Preferred stock, none of which are issued or outstanding. The rights, preferences and privileges of the preferred stock are as stated in the Amended and Restated Certificate of Incorporation attached hereto as Exhibit C (the “Charter”).

(c) INOGEN has reserved 10,411,000 shares of Common Stock for issuance under the Company’s Incentive Stock Option Plan (the “Incentive Plan”). Except as set forth on the capitalization table attached hereto as Exhibit D, there are no outstanding options, warrants, rights (including conversion, preemptive rights or similar rights), or agreements for the purchase or acquisition from INOGEN of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of INOGEN’s capital stock. Except as set forth on the capitalization table set forth on Exhibit D, and the Investor Agreements, no shares of INOGEN’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by INOGEN, are subject to any rights of first refusal or other rights to purchase such stock (whether in favor of INOGEN or any other person), pursuant to any agreement or commitment of INOGEN.

(d) Except for the Investor Agreements, INOGEN is not a party or otherwise subject to any stockholders agreement or other agreement or understanding, and there is no such agreement or understanding between any persons or entities, which affects or relates to the registration of any securities of INOGEN or to the voting or giving of written consents by a director of INOGEN or with respect to any capital stock of INOGEN.

(e) The capitalization table set forth on Exhibit D includes a complete list of all stockholders, option holders, warrant holders, convertible note holders and other security holders of INOGEN as of immediately prior to the consummation of the transactions contemplated hereby, together with a description of the securities held by each such stockholder. The capitalization table includes complete list of all stockholders, option holders, warrant holders, convertible note holders and other security holders of INOGEN after giving effect to the transactions contemplated hereby.

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3.3 If, prior to January 1, 2011, (i) there has not occurred a “Liquidation Event”, as described in Section 4.2.2(g) of Inogen’s Seventh Amended and Restated Certificate of Incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”), pursuant to which AIR PRODUCTS receives gross proceeds of at least seven million five hundred thousand US dollars (US $7,500,000), or (ii) AIR PRODUCTS has not received the Base Amounts (as defined hereinafter) by the Payment Dates (as defined hereinafter), then, upon the request of AIR PRODUCTS, INOGEN (at its option) shall perform one of the following four options:

3.3.1 pay to AIR PRODUCTS a one-time fee of six hundred thousand US dollars (US $600,000), upon which this Agreement shall automatically terminate; or

3.3.2 pay to AIR PRODUCTS a one-time fee of eight hundred fifty thousand US dollars (US $850,000), upon which the license granted in Section 2.1 shall become a non-exclusive, paid-up license for the Term; or

3.3.3 repurchase the Shares from AIR PRODUCTS for seven million five hundred thousand US dollars (US $ 7,500,000), upon which the license granted in Section 2.1 shall be deemed paid-up for the Term; or

3.3.4 pay to AIR PRODUCTS an annual fee of seven hundred fifty thousand US dollars ($750,000) in advance (each, an “Annual Advance”) on or before January 31st of each year beginning with January 31, 2011 for the remaining Term.

3.4 If INOGEN elects to pay the Annual Advances pursuant to Section 3.3.4, and, thereafter a Liquidation Event occurs pursuant to which AIR PRODUCTS receives gross proceeds of less than seven million five hundred thousand US dollars (US $7,500,000), then INOGEN shall have the right to fully pay up the exclusive license granted in Section 2.1 for the Term of the Agreement by making a one-time payment to AIR PRODUCTS equal to the positive difference between seven million five hundred thousand US dollars (US $7,500,000) and the sum of (i) the gross proceeds received by AIR PRODUCTS in connection with such Liquidation Event and (ii) any unused prorated portion of an Annual Advance.

3.5 INOGEN shall retain the exclusive license granted in Section 2.1 for the Term of this Agreement if on or before the dates set forth below (the “Payment Dates”) either:

(i) there is a Liquidation Event pursuant to which AIR PRODUCTS receives gross proceeds of at least the “Base Amount” within the Payment Date ranges as defined in Table I below, or

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(ii) Inogen elects to repurchase Air Products’ Shares (the “Repurchase Option”) for a purchase price equal to an amount which Air Products would receive gross proceeds of at least the Base Amounts according to the following Payment Dates (and in such event Air Products would be obligated and required to sell its Shares to Inogen or its assignees for such Base Amounts):

Table I

Base Amounts in US dollars	Payment Date
$5,400,000	On or before December 31, 2008

$6,400,000	At any time between January 1, 2009 and December 31, 2009

$7,500,000	At any time between Janaury 1, 2010 and December 31, 2010

If on or before the Payment Dates there is a Liquidation Event pursuant to which AIR PRODUCTS receives gross proceeds of less than the applicable Base Amounts, INOGEN shall have the right to pay up the exclusive license granted in Section 2.1 for the Term of the Agreement by making a one-time payment to AIR PRODUCTS equal to the positive difference between the applicable Base Amounts and the gross proceeds received by AIR PRODUCTS in connection with such Liquidation Event.

3.6 INOGEN shall have the right to repurchase the Shares at any time at a price of $2.92 per share, subject to proportionate investment if INOGEN consummates a stock split, stock combination, reorganization or similar event.

3.7 From and after the date of this Agreement, upon the request of AIR PRODUCTS, INOGEN shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Section 3.

3.8 Inogen may exercise its Repurchase Option by giving Air Products written notice thereof. The repurchase price for the Shares shall be equal to the applicable Base Amount, as determined pursuant to Section 3.5 above, and shall be payable by check in immediately available funds or wire transfer. In the event that INOGEN has elected to exercise the Repurchase Option as to the Shares, Air Products shall deliver to INOGEN certificate(s) representing the Shares to be acquired by Inogen within ten (10) days following the date of the notice from Inogen. Inogen shall deliver to Air Products against delivery of the Shares, checks or wire transfers of Inogen payable to Air Products obligated to transfer the Shares in the aggregate amount of the purchase price to be paid as set forth in Section 3.5 above. For

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purposes of determining the applicable Base Rate, Inogen shall be deemed to have exercised its Repurchase Option at the time of providing written notice thereof to Air Products. All rights with respect to such Shares following the exercise of the Repurchase Option shall no longer be deemed to be outstanding and held by Air Products and all rights with respect to such Shares shall immediately cease and terminate, except only the right of Air Products to receive the applicable Base Amount. From and after the date of this Agreement, upon the request of Inogen, Air Products shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Section 3.

4. TECHNICAL SERVICES

4.1 Employees of INOGEN and AIR PRODUCTS shall attend two on-site meetings per year for two years from the Effective Date. One meeting per year will be held at AIR PRODUCTS in Allentown, PA and the other meeting per year will be held at INOGEN in Santa Barbara, CA. Each party is responsible for its own costs. The first meeting will be scheduled upon execution of this Agreement. AIR PRODUCTS shall deliver the Prototype described in Appendix B, to INOGEN at or prior to such first meeting. After the first two years from the Effective Date, subsequent meetings will be arranged upon mutual agreement by the Parties.

4.2 AIR PRODUCTS shall provide up to one hundred seventy (170) person-hours per year of technical support services to INOGEN for product development in the Field for the first 2 years of this Agreement for a maximum total of three hundred and forty (340) person-hours. Reasonable lead time will be necessary to schedule the technical support services.

4.3 Any additional technical services requested by INOGEN during the first 2 years of the Term of this Agreement may be provided by AIR PRODUCTS, at AIR PRODUCTS’ discretion, at a rate of two hundred and fifty dollars (US $250) per person-hour.

5. DEVELOPED TECHNOLOGY

5.1 INOGEN shall own INOGEN Developed Technology and it shall be licensed to AIR PRODUCTS in accordance with Section 2.5.

5.2 AIR PRODUCTS shall own AP Developed Technology and it shall be licensed to INOGEN in accordance with Section 2.2.

5.3 INOGEN shall own and AIR PRODUCTS shall assign to INOGEN any and all of the Jointly Developed Technology with AIR PRODUCTS having the license rights granted in Section 2.5, provided that such ownership may shift to AIR PRODUCTS if INOGEN chooses

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not to file patent applications and/or AIR PRODUCTS files patents or patent applications to protect some of the Jointly Developed Technology in accordance with this Section 5.3 or Section 5.4. Before INOGEN files any patent application(s) to protect Jointly Developed Technology, INOGEN shall provide AIR PRODUCTS with up to thirty (30) days to review each patent application. AIR PRODUCTS may elect to file its own patent application(s) to further protect the invention, e.g. for use of the invention outside the Field, and if so shall provide Notice to INOGEN of its desire to file patent application(s) prior to the end of the thirty (30) day review period. Upon receiving Notice, INOGEN shall provide AIR PRODUCTS with sixty (60) additional days to prepare its own patent application. The Parties shall coordinate the filing of their patent applications so that neither Party creates prior art against the other Party’s patent application(s). INOGEN agrees to assign the patents filed by AIR PRODUCTS covering Jointly Developed Technology to AIR PRODUCTS. Alternatively, after AIR PRODUCTS’ review of INOGEN’s patent application(s), AIR PRODUCTS may suggest claims which improve the application, with the understanding that INOGEN is under no obligation to include the suggested claims in the patent filing.

5.4 If AIR PRODUCTS desires to file a patent covering Jointly Developed Technology which is not patented by INOGEN, AIR PRODUCTS shall provide Notice to INOGEN’s Contact Person identifying the portion of the Jointly Developed Technology that AIR PRODUCTS desires to patent. INOGEN’s Contact Person shall respond in writing to AIR PRODUCTS within 30 days of receiving the request whether or not it elects or does not elect to protect the portion of the Jointly Developed Technology. If INOGEN elects not to protect the portion of the Jointly Developed Technology that AIR PRODUCTS would like to protect, then AIR PRODUCTS may file patents or patent applications to protect that portion of the Jointly Developed Technology. (If INOGEN elects to file patent(s) to protect that portion of the Jointly Developed Technology, then Section 5.3 controls.) If INOGEN does not elect to protect that portion of the Jointly Developed Technology, AIR PRODUCTS shall give INOGEN an opportunity to review the application and suggest claims which improve the application, with the understanding that AIR PRODUCTS is under no obligation to include the suggested claims in the patent filing. INOGEN shall submit its comments on the application, if any, within 30 days of its receipt of the application for its review. INOGEN shall assign the patent application(s) filed by AIR PRODUCTS under this Section 5.4 to AIR PRODUCTS. AIR PRODUCTS hereby grants to INOGEN and its Affiliates a perpetual, irrevocable, paid-up, royalty free, non-exclusive license under these patents to make, have made, use, sell, have sold, import and have imported products and processes in the Field, and within the Territory, with the right to sublicense.

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5.5 INOGEN and AIR PRODUCTS agree to promptly execute patent application documents and assignment(s) to vest title of patent application(s) in AIR PRODUCTS or INOGEN, as defined in Sections 5.3 and 5.4. Additionally the Parties agree to assist with prosecution of the patent application(s) if requested by the filing Party. The filing Party to whom the patent or patent application is assigned is responsible for all of the costs for preparing, filing, prosecuting and maintaining the patent and patent application.

5.6 Except as described earlier in this Section 5, each Party shall have the first option at its own cost as to whether it shall file, prosecute, institute suit for or defend against infringement, recover damages and/or maintain any patents, patent applications or other intellectual property registrations, in any country, for the Jointly Developed Technology owned by that Party. Both Parties shall maintain written records of its work for use as invention records and shall submit such records to the other Party when requested.

5.7 Except as expressly stated herein, each Party reserves all rights, title and interest in any of its Technology, without any obligation to account to the other Party. Without limiting the generality of the foregoing, except as expressly provided elsewhere in this Agreement, no right, license or interest of any kind is granted by either Party to the other with respect Technology owned by AIR PRODUCTS or Technology owned by INOGEN, respectively. Notwithstanding anything to the contrary herein, upon the termination of this Agreement, other than a termination in accordance with Section 12.1, AIR PRODUCTS and its Affiliates shall have the right to make, have made, use, import, have imported, sell and have sold AP Technology, or sublicense any or all of those rights to a third party in any field and any territory. If this Agreement is terminated other than in accordance with Section 12.1, any intellectual property rights owned by INOGEN created or filed after the execution of the CDA that are infringed by the making, using, selling or importing of AP Technology shall be automatically perpetually, and irrevocably licensed to AIR PRODUCTS, with the right to sublicense, for making, having made, using, selling, having sold, importing or having imported products and processes, within any field and territory, on a paid-up and royalty-free basis.

5.8 If either Party chooses to abandon any patent or patent application filed to protect the Jointly Developed Technology, that Party shall offer the patent or patent application to the other Party at least thirty (30) days prior to the abandonment of the patent or patent application. However, failure to offer the patent or patent application to the other Party shall not be considered a breach and shall incur no liability to either Party.

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5.9 Technology that is developed solely by either Party that is not Developed Technology shall be solely owned by the inventing Party and may be disclosed to the other Party under terms of Confidentiality and be the subject of separate license negotiations between the Parties.

6. MARKING/OFFICIAL REGISTRATION

6.1 INOGEN shall mark its products with all applicable patent numbers for AP Technology, AP Developed Technology and Jointly Developed Technology. INOGEN shall make a good faith effort to keep the patent markings up to date and accurate.

6.2 INOGEN, at its expense, is fully responsible for the action(s) necessary for the purpose of obtaining clearance by the appropriate government agencies, also referred to as regulatory approval (e.g. FDA, EMEA), if needed, and obtaining certifications or markings (e.g., UL, CE), if needed, for sales of products.

7. CONFIDENTIALITY

7.1 The disclosure period in Section 3.1 of the CDA is extended until two years after the execution of this License Agreement, to protect the continued disclosure and exchange of confidential information (particularly during the provision of Technical Services) under this License Agreement. The disclosure period may be further extended by the written agreement of the two Parties. The purpose in Section 1 of the CDA is extended to cover the purposes of this License Agreement. All the other terms and conditions of the CDA continue in full, force and effect.

7.2 Jointly Developed Technology is AIR PRODUCTS and INOGEN’s Confidential Information that shall not be disclosed by either Party except as necessary to protect the Jointly Developed Technology by filing patent applications, or except in the form of products when they are offered for sale and sold by either Party, provided both Parties agree not to file patent(s) to protect the Jointly Developed Technology prior to the sale of products.

7.3 The Parties agree that unless otherwise agreed to in writing or except as required by law or court order, they will not disclose any of the terms or conditions of this Agreement to third parties, and that the relationship between AIR PRODUCTS and INOGEN is considered Confidential Information. AIR PRODUCTS acknowledges that marking INOGEN’s products with AIR PRODUCTS’ patent numbers and patent application numbers, which will inherently disclose that there is a relationship between the Parties, is not in violation of this Section 7.3.

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7.4 If this Agreement is terminated before INOGEN makes the total payments set forth in Section 3, INOGEN agrees to return to AIR PRODUCTS all documents, including copies containing AIR PRODUCTS’ Confidential Information except that one copy may be maintained by INOGEN’s legal department for compliance to this Section 7.

8. CONTACT PERSONS

8.1 Each Party shall designate one of its employees as “Contact Person”. The persons initially designated as Contact Persons are as follows:

For AIR PRODUCTS:

Carrington Smith

Air Products and Chemicals, Inc.

7201 Hamilton Blvd

Allentown, PA 18195-1501

Fax No: (610) 481-8971

For INOGEN:

Geoff Deane

Inogen, Inc.

326 Bollay Drive

Goleta, CA 93117

Fax No: (805) 562-0516

8.2 Each Party may change its Contact Person by giving Notice to the other Party.

9. INFRINGEMENT OF TECHNOLOGY

9.1 AIR PRODUCTS and INOGEN shall promptly notify each other of suspected infringements and/or unauthorized use of AP Technology, INOGEN Developed Technology, and/or Jointly Developed Technology (“Infringement”), and shall inform the other Party of any evidence of such Infringement. Each Party, as also provided for in Section 5.6, may, but shall not be obligated to take such action to enforce its patents as it determines to be appropriate to abate Infringement, including, without limitation, instituting suit for Infringement, instituting

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arbitration proceedings, or taking other action to abate the Infringement, with the costs and expenses of such action to be borne by the Party who takes the action, provided that where both Parties agree that action is appropriate, they will in good faith cooperate to jointly bring any such actions and shall share the costs of bringing such actions in such proportions as they may mutually agree. The Parties shall share any recovery of damages and other judgments resulting from all actions brought to abate Infringement in the same proportion as the Parties have respectively borne the expenses of prosecuting such actions.

9.2 If a competitor’s product infringes AIR PRODUCTS’ and/or INOGEN’s patents, AIR PRODUCTS and INOGEN shall discuss strategies to address the infringement, and may agree that it would be better to negotiate a cross-license or license agreement with a competitor that would benefit both Parties.

10. INDEMNIFICATIONS

10.1 INOGEN shall defend and indemnify AIR PRODUCTS and its directors, officers, and employees against all claims, costs and expenses for damage to property of INOGEN, including loss of use thereof, and for bodily injury, including death resulting therefrom, sustained by an employee of INOGEN, whether or not resulting from the negligence of AIR PRODUCTS or its directors, officers or employees, provided however, to the extent such damage results from the gross negligence or willful misconduct of AIR PRODUCTS or its director, officers or employees, such damage shall be excepted from the foregoing obligations.

10.2 AIR PRODUCTS shall defend and indemnify INOGEN and its directors, officers, and employees against all claims, costs and expenses for damage to property of AIR PRODUCTS, including loss of use thereof, and for bodily injury, including death resulting therefrom, sustained by an employee of AIR PRODUCTS, whether or not resulting the negligence of INOGEN or its directors, officers or employees, provided however, to the extent such damage results from the gross negligence or willful misconduct of INOGEN or its director, officers or employees, such damage shall be excepted from the foregoing obligations.

10.3 INOGEN shall defend and indemnify AIR PRODUCTS and its directors, officers, and employees against all claims, costs and expenses for damage to property of third parties, including loss of use thereof, and for bodily injury, including death resulting therefrom, sustained by a third party arising out of the design, manufacture, and sale or other disposal of its products to that third party or the use of the product by that third party.

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10.4 Each Party acknowledges that there are hazards associated with the use of oxygen concentrators, including the oxygen-enriched air and nitrogen gases produced thereby, that they understand such hazards, and that it is the responsibility of each Party to warn and protect its employees and others exposed to such hazards by coming into contact with oxygen concentrators.

10.5 INOGEN will maintain or cause others to maintain commercial general liability insurance in an amount of not less than two million US dollars ($2,000,000) covering bodily injury and property damage to third parties with an annual aggregate amount of not less than five million US dollars ($5,000,000). INOGEN shall obtain or cause the policy owner to obtain a waiver of subrogation from the insurer(s) in favor of AIR PRODUCTS, and INOGEN shall have no recourse against AIR PRODUCTS or the other insureds with respect to a loss that is uninsured. INOGEN shall furnish or cause the policy owners to furnish AIR PRODUCTS with Certificates of Insurance evidencing the coverage required by this Section.

11. INDEMNIFICATION FOR PATENT INFRINGEMENT

11.1 INOGEN agrees that it will, at its own expense and to the extent hereinafter stated, defend and hold AIR PRODUCTS free and harmless in any suit or proceeding insofar as the same is based on a claim that any of its products constitutes an infringement of any patent issued in the Territory.

11.2 AIR PRODUCTS offers no guarantee nor warranty that the AP Technology, AP Developed Technology or Jointly Developed Technology does not infringe any patent(s) or patent application(s) owned by one or more third parties in the Territory. It is INOGEN’s sole responsibility to perform clearance searches and non-infringement studies, at INOGEN’s option, prior to manufacturing and selling any of its products.

12. TERMINATION

12.1 This Agreement shall continue until the last patent included in the AP Technology set forth in Appendix A expires (the “Term”) unless otherwise provided for in this Agreement. Upon expiration of the last patent in Appendix A if this Agreement has not been earlier terminated, the license to AIR PRODUCTS’ Know How which is part of AP Technology for which the license was granted in Section 2.1 shall become nonexclusive, paid-up and irrevocable.

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12.2 Additionally, this Agreement shall be terminable as follows:

(a) In the event either Party shall be in material breach in the performance of any provision of this Agreement (“Default”) and such Default is not cured within sixty (60) days following Notice of such Default thereof from the other Party; or

(b) By either Party if the other Party is declared insolvent, bankrupt, or makes an assignment for the benefit of creditors, or a receiver is appointed or any such proceeding is demanded by, for, or against the other Party under any provision of the United States Bankruptcy Act (and if involuntary, such proceeding is not dismissed within sixty (60) days); or

(c) As provided for in Section 3.3.1.

12.3 Effect of Termination Upon termination of this Agreement in accordance with Section 12.1, or 12.2, or by operation of law, or otherwise:

(a) Unless otherwise indicated in this Agreement, upon termination, the license granted in Section 2.1 shall terminate.

(b) Sections 2.5, 3.1, 3.2, 5.3 through 5.7, 7, 10, 11, 13, 15.4, 15.10 shall survive such termination or expiration; and

(c) Notwithstanding anything to the contrary herein, upon termination of this Agreement for any reason, the license to AP Developed Technology granted in Section 2.2 automatically expires.

13. LIMITATION ON LIABILITY

13.1 AIR PRODUCTS SHALL NOT BE LIABLE IN CONTRACT OR IN TORT (INCLUDING BUT NOT LIMITED TO AIR PRODUCTS’ NEGLIGENCE OR STRICT LIABILITY) FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF THIS AGREEMENT, OR ANY BREACH THEREOF, OR ANY DEFECT IN OR FAILURE OR MALFUNCTION OF ANY PRODUCT INCORPORATING AP TECHNOLOGY, AP DEVELOPED TECHNOLOGY, AND JOINTLY DEVELOPED TECHNOLOGY LICENSED HEREIN, WHETHER AIR PRODUCTS HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING BUT NOT LIMITED TO INOGEN’S LOSS OF PROFITS, LOSS OF PRODUCTION OR LOSS OF PRODUCT, AND SUCH LIMITATION ON DAMAGES SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

CONFIDENTIAL INFORMATION Page 15	June 3, 2007

13.2 NOTWITHSTANDING THE FOREGOING, BOTH PARTIES SHALL BE LIABLE TO THE OTHER PARTY FOR ALL DAMAGES AND COSTS CAUSED BY EACH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR BREACH OF CONFIDENTIALITY.

13.3 NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, THE TOTAL LIABILITY OF AIR PRODUCTS AND ITS DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES AND SUBCONTRACTORS UNDER THIS AGREEMENT FOR BREACH OF CONTRACT (INCLUDING BUT NOT LIMITED TO FAILURE TO MEET WARRANTIES) AND IN TORT, WHETHER IN CONNECTION WITH PERFORMANCE, NONPERFORMANCE OR OTHERWISE, SHALL BE LIMITED TO TEN THOUSAND US DOLLARS (US $10,000). WHEN THE LIABILITIES AND COSTS INCURRED BY AIR PRODUCTS AND ITS DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES AND SUBCONTRACTORS (INCLUDING BUT NOT LIMITED TO COSTS INCURRED IN CORRECTIVE ACTION IN AN EFFORT TO MEET WARRANTIES OR CURE ANY BREACH) EQUAL TEN THOUSAND US DOLLARS (US $10,000), AIR PRODUCTS’ TOTAL LIABILITY UNDER THIS AGREEMENT SHALL TERMINATE AND INOGEN SHALL HAVE NO FURTHER RECOURSE AGAINST AIR PRODUCTS OR ITS DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES OR SUBCONTRACTORS.

14. WARRANTIES

14.1 AIR PRODUCTS warrants that as of the effective date, it owns the AP Technology, that it has the right to license the AP Technology to INOGEN.

14.2 AIR PRODUCTS makes no warranties of validity, non-infringement, merchantability nor fitness for a particular use.

15. GENERAL

15.1 Non-Compete

(a) During the Term of this Agreement without obtaining prior written permission from AIR PRODUCTS, INOGEN shall not work with another industrial gas company to develop products or technology.

(b) During the Term of this Agreement while the license in Section 2.1 remains exclusive, without obtaining prior written permission from INOGEN, AIR PRODUCTS shall not work with another person or company to develop products using the AP Technology within the Field.

CONFIDENTIAL INFORMATION Page 16	June 3, 2007

15.2 Relationship of the Parties This Agreement shall in no way be construed to constitute either Party as the partner, employee or agent of the other Party nor shall either Party have the authority to bind the other in any respect, accept service of process or other notice on the other’s behalf, or make any representation, statement or warranty by or on behalf of the other, it being intended that each shall remain an independent contractor responsible only for its own actions.

15.3 Assignment This Agreement and the rights, duties and obligations of the Parties hereto shall not be assignable, transferable or delegable by either Party hereto without the prior written consent of the other, and any purported assignment without such consent shall be void. Notwithstanding the foregoing, either Party may: (i) assign this Agreement to an Affiliate, provided that the assignment shall not constitute a release of the assigning Party and the assigning Party shall remain liable for all assigned obligations in the event of a breach of this Agreement by its assignee; and (ii) assign all of its rights and obligations under this Agreement, but not less than all of its rights and obligations, to an entity that acquires all or substantially all of the business of such Party, whether by way of stock sale, asset sale, reorganization or otherwise, except if such stock sale, asset sale, reorganization or other event involves a competitor of the other Party.

15.4 Choice of Law; Choice of Forum This Agreement shall be governed by the law of the Commonwealth of Pennsylvania, without regard to conflicts of law principles. The Parties hereto agree to accept the exclusive jurisdiction of the courts of the State of Delaware for the adjudication of any dispute arising hereunder.

15.5 Force Majeure Either Party shall be excused from performance of its obligations hereunder to the extent and for such period of time as such performance is prevented by an act of God, fire, flood, earthquake, transportation disruption, war, insurrection, labor dispute or other cause beyond the reasonable control of such Party, including inability to obtain parts required to perform the work contemplated by this Agreement. If the event of force majeure continues for a period of more than 60 consecutive days, either Party thereafter may terminate the Agreement upon giving at least 10 days prior Notice to the other Party. Each Party shall bear all of its own costs, expenses, losses and damages suffered and incurred as a result of force majeure.

CONFIDENTIAL INFORMATION Page 17	June 3, 2007

15.6 Counterparts This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart hereof to account for any other counterpart.

15.7 Binding Nature This Agreement shall be binding on upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

15.8 Authority Each Party represents that it has full power and authority to enter into and perform this Agreement, and that the person signing this Agreement on behalf of it has been duly authorized and empowered to execute this Agreement.

15.9 Compliance with Laws Both Parties will at all times conduct their activities (i) so as not to adversely affect any property or rights of the other Party, and (ii) in compliance with all laws and regulations applicable, including import, export, customs, unfair competition, antitrust, advertising and consumer laws. Specifically, each Party agrees that any technical information not in the public domain (whether written, or otherwise) first received from the other under this Agreement or developed using such technical information, will not, without the prior written permission of the transmitting Party, knowingly be transmitted to any of the countries designated in the United States Government Regulations (15 C.F.R. 370 and 10 C.F.R. 810.7, or their respective successor provisions) as issued from time to time relating to the exportation of technical data.

15.10 Severability In the event that any covenant, condition or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision herein.

15.11 Entire Agreement The terms and provisions contained in this Agreement and the Exhibits and Appendices constitute the entire understanding of the Parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the Parties not contained herein or incorporated herein by reference will be of any force or effect.

15.12 Waiver No provision of or right under this Agreement will be deemed to be waived by any act or acquiescence on the part of either Party, its agents or employees, and may be waived only by an instrument in writing signed by an authorized officer of each Party. No waiver by either Party of any breach of this Agreement by the other Party will be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

CONFIDENTIAL INFORMATION Page 18	June 3, 2007

15.13 Modifications No modification, amendment, supplement to or waiver of this Agreement, or any of its provisions shall be binding upon the Parties hereto unless made in writing and duly signed by both Parties.

15.14 Notices Any Notice that may be given, or is required to be given, under this Agreement, will be in writing and will be sent by facsimile, express mail or sent by certified mail, postage prepaid, return receipt requested and addressed:

If to AIR PRODUCTS:	Air Products and Chemicals, Inc. 7201 Hamilton Blvd. Allentown, PA 18195-1501 Facsimile No.: 610-481-7803 Attn: Law Department

With a copy to:	Corporate Technology Partnerships Air Products and Chemicals, Inc. At the same address above

If to INOGEN:	INOGEN, Inc. 336 Bollay Drive Goleta, CA 93117 Fax No: (805) 562-0516 Attn: Kathy J. Odell

With a copy to:	INOGEN, Inc. 336 Bollay Drive Goleta, CA 93117 Fax No: (805) 562-0516 Attn: Geoff Deane

Each Party may at any time change its address for Notices by sending Notice to the other Party of such change in the manner for sending Notices provided herein. Notices shall be deemed to be given on: (i) the date received if sent by facsimile, if sending party has confirmation of receipt, (ii) the date received if sent by Express Mail or (iii) on the date received, if sent by certified mail, return receipt requested, if sent to the addresses specified above.

CONFIDENTIAL INFORMATION Page 19	June 3, 2007

15.15 Any dispute between the Parties relating to this Agreement which cannot be resolved with reasonable promptness shall be referred to each Party’s senior manager in an effort to obtain prompt resolution. Neither Party shall commence any action against the other until the expiration of 60 days from the date of referral to such senior managers; provided however, this shall not preclude a Party from instituting an action seeking injunctive relief to prevent irreparable damage to such Party.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by a duly authorized representative.

Inogen, Inc.		AIR PRODUCTS and Chemicals, Inc.

By:	/s/ Kathy J. Odell	By:	/s/ John C. Tao

Name:	Kathy J. Odell	Name:	John C. Tao

Title:	CEO	Title:	Director, Corporate Technology Partnerships

Date:	7/23/07	Date:	7/23/07

CONFIDENTIAL INFORMATION Page 20	June 3, 2007

APPENDIX A

LIST OF U.S. PATENTS AND U.S. PATENT APPLICATIONS AND THEIR FOREIGN EQUIVALENTS

U.S. Patent or Application Number	Air Products Docket Number	Title	Application or Grant Date	Status	Foreign Equivalents (Patent or Application number)

5,656,064	05322	Base Treated Alumina in Pressure Swing Adsorption	8/12/1997	Issued	Belgium (0766991), Canada (2186681), China (ZL96120134.7), France (0766991), Germany (69626913.9-08), G. Britain (0766991), Italy (0766991), Japan (2785870), Korea South (192691), Norway (316950), Spain(ES2194959), Taiwan (874780)

6,605,136	06249	Pressure Swing Adsorption Process Operation ad Optimization	8/12/2003	Issues in US and China. Others pending	China (03147620.1), EPC (03014498.4), Japan (2003-194365)

6,802,889	06251	Pressure Swing Adsorption System for Gas Separation	10/12/2004	Issued in US and others pending	EPC (03027736.2) and Japan (2003-4078287)

6,824,590	05990P	Use of Lithium Containing Faujasite in Air Separation Processes Including Water and/or Carbon Dioxide Removal	11/30/2004	Issued	N/A

11/542895	06869N	Performance Stability in Rapid Cycle Pressure Swing Adsorption Systems	8/28/2006	Pending	N/A

11/542948	06923N	Performance Stability in Shallow Beds in Pressure Swing Adsorption Systems	10/4/2006	Pending	N/A

11/197859	06735	Rotary Valve with Internal Leak Control System	7/31/2006	Pending	EPC (06015900.1) and Japan (2006-213507)

10/762785	06479	Dual Mode Medical Oxygen Concentrator	1/22/2004	Pending	N/A

10/851858	06502	Weight-Optimized Portable Oxygen Concentrator	5/21/2004	Pending	Canada (2507464), EPC (05010785.3), Japan (2005-148104)

11/034673	06479P	Simplified Dual Mode Medical Oxygen Concentrator	1/13/2005	Pending	Spain (05001233.5), Portugal (05001233.5), Japan (2005-15856), Great Britain (05001233.5), Germany (05001233.5), France (05001233.5), Canada (2493495)

11/312180	06828	Continuous Flow Portable Medical Oxygen Concentrator	12/20/2005	Pending	EPC (06025927.2) and Japan (2006-341649)

Appenix B – List of Know How

Attachment #	Document Title / Filename	Number of Pages
-	Beds for Portable Medical O2.doc	16
1	Beta Column Cyclic Testing.doc	3
2	Attrition Beds Update 20050729.doc	4
3	Vessel Loading.doc	6
4	Thomas Pump Stability Test 051123.doc	3
5	Thomas Stability BedLoad 051123.xls	1
6	Thomas Pump Stability Test 051128.xls	2
	- Test Log - Pulse Chart - P vs T Data	(1) (1) (Electronic File Only)

7	Thomas pump stability setup.jpg	1
8	Vessel_Filling_Tests_1 060123.xls	1
9	Comparison vib vs nonvib 060123.jpg	1
10	Fill Stability Tests 060201.xls	4
	- Test Notes	(1) (1) (1) (Electronic File Only) (1)
	- Test Data
	- Pulsation Chart
	- Pulsation Data

	- Bed Springs
11	Stability Test and Fix 060201.doc	3
12	Fill Stability Tests 060208.xls	5
	- Test Notes	(2) (1) (1) (Electronic File Only) (1)
	- Test Data
	- Wave Charts
	- Pulsation Data

	- Fill Data
13	bed_model_fmal_SW2006.zip	(Electronic File Only)

-        bed-tube-BAYONET.SLDPRT

-        cap-bayonet bed tube.SLDPRT

-        cs112_l1_0_146_2.SLDPRT

-        cs112_l1_2.SLDASM

-        CS112_l1_2.SLDPRT

-        diffuser-bottom.SLDASM

-        diffuser-bottom-drafted.SLDPRT

-        diffuser-top.SLDASM

-        diffuser-top-drafted.SLDPRT

-        mesh-diffuser.SLDPRT

-        SHIM_CS112_L1_0_146-4-PORT.sldprt

-        bed-o-ring.SLDPRT

-        BEDTUBE-A-BAYONET.SLDASM

		“ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “

14	Bed_model_hex_cap_SW2006.zip	(Electronic File Only)
	- DIFFUSER-4-4-PORT-BOTTOM_DRA.sldprt - MESH-4-PORT.sldprt	“ “ “

-        SHIM CS112_L1_0_146-4-PORT.sldprt

-        BED-4-PORT-DRAFT_ASM.sldasm

-        BED-O-RING-4-PORT.sldprt

-        BED-TUBE-4-PORT-03_DRA.sldprt

-        BED-TUBE-CAP-4-PORT-03_DRA.sldprt

-        BED-TUBE-O-RING-4-PORT.sldprt

-        CS112_L1_0_146_2-4-PORT.sldprt

-        CS112_L1_2-4-PORT.sldprt

-        CS112 LI 2-4-PORT_ASM.sldasm

-        DIFFUSER-4-4-PORT_DRA.sldprt

		“ “ “ “ “ “ “ “ “ “ “ “
-	Process Development	41
1	Process Feasibility of APCI Multi Bed VSA Medical Generator.doc	(Not included due to confidentiality agreement)
2	Update on Water Front Stability.doc	10
3	Update on Pretreatment Study.doc	19
4	Summary of Discussions with J. Kirner 6-2-03 and D. Graham 6-3-03.doc	4
5	Design Parameters for Portable Medical Generator.doc	8
6	PDU Evaluation of 4-Bed Process.doc	10
7	Evaluation of Beta Bed/Valve Assembly.doc	5
8	Product Rotor Passage Sizes for 4-Bed Process.doc	2
9	Equalization Passage Sizing Revision.doc	3
10	Improved Prototype Testing.doc	4
-	200511 AIChE Presentation Oxygen Process Final.pps	30
-	Pumps for Portable PVSA System.doc	16
1	Motor efficiency testing.xls	5
	- Data as Taken - Sorted Data - Charts - Data for Thin Gap	(1) (3) (1) (Electronic File Only)
2	Air Squared pump performance.doc	6
3	Possible Pump Weight Reduction.doc	6
4	Weight reduction orbiting scroll.doc	3
5	Weight reduction fixed scroll.doc	5
6	Weight reduction bracket.doc	6
7	Beta pump summary.xls	4
	- Performance of Air Squared Beta Pumps - Compressor Capacity - Vacuum Capacity - Relative Pump Power	(1) (1) (1) (1)
8	B012 Beta pump performance.xls	1
9	Scroll Labs pump performance.xls	2
10	Scroll Labs cooling test results.xls	3
	- Test Data - Charts	(2) (1)
11	Iwata prototype test results 050912.xls	1
12	Thomas 2250 pump curve.xls	1

13	Pump noise measurements 040912.doc	5
14	Pump noise measurements 041017.doc	4
15	Pump noise measurements 041018.doc	1
16	Sound through case 041020.doc	1
17	Pump bracket noise 041022.doc	1
18	Inogen pump noise 041027.doc	2
19	Noise comparison 041029.doc	2
20	APCI Inogen noise test 041015.doc	2
21	Observations on scroll noise 041201.doc	3
22	Scroll Labs noise data 041214.xls	2
23’	Silencer Tests 050110.xls	5
	- Summary - Data - Charts	(1) (3) (1)
24	Feed Flow&Press Pulse_abridged 051205.xls	4
	- Pressure Detail	(1) (1) (1) (Electronic File Only) (1)
	- Vacuum Detail
	- Notes
	- Pressure-Time Data

	- Effect of Throttle Valve on Feed Flow and Pressure Pulsations
25	HiFreq Feed Pulse 051212.xls	4
	- Pulsation Plot - Frequency Components of - Pulsation - Plot Data - Notes - Time-Pressure Data	(1) (1) (Electronic File Only) (2) (Electronic File Only)
26	Vac Press Pulse 051209.xls	4
	- Flow vs. Turns - Pulse vs. Turns - Notes - Archive (included in files)	(1) (1) (2) (Electronic File Only)
27	Analysis to 12 Dec 2005 051213.doc	8
28	Recip-Scroll Compare 051115.xls	3
	- Data - Piezoelectric Transducer Data - Plot - Feed Pulsation Detail Plot - Vacuum Pulsation Detail Plot	(Electronic File Only) (1) (1) (1)
29	Effect of Compression on Humidity 060601.xls	1
-	Air Squared Design.jpg	1
-	Conventional BLDC.jpg	1
-	ThinGap Motor.jpg	1
-	Rotary Valve Development	23
1	Prod Port Plate 050317jpg	1
2	Valve shaft twist 050317jpg	1

3	Prod Rotor 050317.jpg	1
4	Ceramic bushing detail 050406jpg	1
5	Embedded debris 5120008.jpg	1
6	Product rotor 5120009.jpg	1
7	P5110005 Product stator.jpg	1
8	P5110024 Stainless brg bushing.jpg	1
9	rubbing area detail 050520jpg	1
10	eccentric rubbing pattern 050520.jpg	1
11	wear arc 050517.jpg	1
12	Rotor friction and radial loads.pdf	1
13	Brg radial load test rig.jpg	1
14	Test rig shaft wear.jpg	1
15	Test rig ceramic post test.jpg	1
16	Rotor_thrust_4bed.xls	1
	- Pressure Data - Valve Slot and Port Geometry - Thrust Chart	(Electronic File Only) (Electronic File Only) (1)
17	Rotor force equations.doc	2
18	Valve_leakage_data.xls	2
19	Prod Valve FEA Report.doc	8
20	Leakage measurements 060200.xls	4
21	Leakage Report 060215.doc	3
22	Leakage Report 060222.doc	4
23	Rotor and Spring Report.doc	14
24	New Rotor Spring Force Study.xls	4
	- Test Log - Motor Current Data - Feed Rotor Leak Data - Leak Test Photos	(3) (Electronic File Only) (Electronic File Only) (1)
25	Spring Measurements.xls	7
	- Measured Data - Catalog Data - Bending Moment	(5) (1) (2)
26	Gearmotor run log.xls	6
	- M Series - Old Motors	(4) (2)
27	Bressler_valve_bed_model.zip	(Electronic File Only)

-        8-32x5-8-PHMS.SLDPRT

-        barb-valve-1_4-id-tube.SLDPRT

-        barb-valve-3_8-id-tube.SLDPRT

-        bed-o-ring.SLDPRT

-        BEDTUBE-A-BAYONET.SLDASM

-        bed-tube-BAYONET.SLDPRT

-        BEDTUBE-B-BAYONET. SLDASM

-        cap-bayonet bed tube.SLDPRT

-        cap-product tank-bayonet. SLDPRT

-        check-smart-132.sldprt

		“ “ “ “ “ “ “ “ “ “ “ “ “

-        cs112 l1_0_146_2. SLDPRT

-        cs112_l1_2.SLDASM

-        cs112_l1_2.SLDPRT

-        diffuser-bottom. SLDASM

-        diffuser-bottom-drafted. SLDPRT

-        diffuser-top. SLDASM

-        diffuser-top-drafted. SLDPRT

-        f-ceramic-disk-4-port.sldprt

-        f-ceramic-disk-gasket-4-port. SLDPRT

-        FEED-MANIFOLD-4-PORT.SLDASM

-        f-manifold-motor-mount. SLDPRT

-        f-manifold-valve-case.sldprt

-        f-rotor-4-port.SLDASM

-        f-rotor-4-port.SLDPRT

-        f-rotor-back-plate.sldprt

-        f-rotor-ceramic-disk.sldprt

-        f-rotor-gasket.sldprt

-        gearhead-31849a.sldprt

-        M3X4-P-HD-SCR.SLDPRT

-        manifold-tube-1.SLDPRT

-        manifold-tube-2.SLDPRT

-        mesh-diffuser.SLDPRT

-        motor-bracket.sldprt

-        motor-bushing.sldprt

-        motor-coupling.SLDPRT

-        MOTOR-MANIFOLD-ASSY.SLDASM

-        Motor-mount.SLDPRT

-        p-ceramic-disk-gasket.sldprt

-        p-ceramic-disk.sldprt

-        p-manifold-4-port.SLDASM

-        p-manifold-4-port.SLDPRT

-        prod-rotor-bushing-02.SLDPRT

-        product-manifold-bushing.sldprt

-        product-tank-bayonet-ASSY.SLDASM

-        p-rotor-4-port.SLDASM p-rotor.SLDPRT

-        p-rotor-ceramic-disc.SLDPRT

-        p-rotor-gasket.SLDPRT

-        seal-plate-4-port.sldprt

-        SHIM_CS112_L1_0_146-4-PORT.sldprt

-        shock-ear-mf-200-uc08-v.sldprt

-        shroud-motor.sldprt

-        ultrasert-8-32-long.sldprt

-        ultrasert-8-32-short.sldprt

“ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “ “

	- valve-0-ring.sldprt - valve-shaft-seal_bb.sldprt - valve-shaft.sldprt - VALVE-W-WASHER.SLDPRT - 001bed-valve-SW-11-23-05.SLDASM - 8-32X1 75PHMS.SLDPRT
28	Bressler_valve_bed_model.z01	(Electronic File Only)
29	Bressler_valve_bed_model.z02	(Electronic File Only)
30	Redesigned_rotors.zip	(Electronic File Only)

-        Product_backplate_GW_RA.SLDPRT

-        p-rotor-ceramic_GW_RA.SLDPRT

-        Rotor_location.SLDASM

-        Assem2.SLDASM

-        f-ceramic-disk-4-port.sldprt

-        Feed_backplate_GW.SLDPRT

-        f-rotor-ceramic-GW_RA.sldprt

-        p-ceramic-disk.sldprt

-        prod-rotor-bushing_GW.SLDPRT

		“ “ “ “ “ “ “ “ “
-	Valve Schematic for 4-bed process.doc	1
-	Determination of Dynamic Mass Transfer Properties in Oxygen RPSA.ppt	33
-	ds1086-09.xls	14
	- Adsorption Calcs at 5C - Adsorption Calcs at 23C - Adsorption Calcs at 45C - N2 – n/P vs n - O2 – n/P vs n - N2 –n vs P - O2 – n vs P - Experimental Data	(2) (2) (2) (1) (1) (1) (1) (4)
-	ds1296-27.xls	18
	- Data - DSL fits - DSL CO2 fit - DSL Water fit - Isotherm – CO2 - Isotherm – Water - DSL plot CO2 only - DSL plot Water only	(2) (4) (4) (4) (1) (1) (1) (1)
-	hg086-09.xls	7
	- Porosity summary - Mercury Cover Sheet - Mercury Intrusion Calculations - Differential Pore Size Distribution - Log Differential Pore Size Distribution	(1) (1) (Electronic File Only) (1) (1)

	- Cumulative Pore Size Distribution - Cumulative Mesopore Size Distribution - Cheat Sheet for Logbook entry	(1) (1) (1)
-	hg296-27.xls	(1)

-        Porosity summary

-        Mercury Cover Sheet

-        Mercury Intrusion Calculations

-        Differential Pore Size Distribution

-        Log Differential Pore Size

-        Distribution

-        Cumulative Pore Size Distribution

-        Cumulative Mesopore Size

-        Distribution

-        Cheat Sheet for Logbook entry

		(1) (Electronic File Only) (1) (1) (1) (1) (1)
-	iso086-09.xls	9

-        O2 – Henry’s Constant Analysis
(Method 1)

-        N2 – Henry’s Constant Analysis
(Method 2)

-        O2 – Henry’s Constant Analysis
(Method 2)

-        DSL fits

-        Heat vs Coverage (N2)

-        Heat vs Coverage (O2)

-        N2 Isotherm Data (1)

-        O2 Isotherm Data (1)

-        N2 Isotherm Data (2)

-        O2 Isotherm Data (2)

		(1) (1) (1) (Electronic File Only) (1) (1) (1) (1) (1) (1)